Exhibit 99.1

GNC Holdings, Inc. Reports Fourth Quarter and Full Year 2011 Results

Exceeds Outlook for 2011

Declares Cash Dividend

Fourth Quarter Revenue Increases 16.9% to $509.6 million

Fourth Quarter Domestic Company-Owned Same Store Sales Increases 12.1%

(26th Consecutive Quarterly Same Store Sales Increase)

Fourth Quarter Adjusted EBITDA Increases 43.3%

Fourth Quarter Adjusted Earnings per share of $0.35

PITTSBURGH, February 16, 2012 /PRNewswire/ — GNC Holdings, Inc. (NYSE: “GNC”) (the “Company”), a leading global specialty retailer of nutritional products, today reported its financial results for the quarter and year ended December 31, 2011.  In the first quarter of 2011, the Company entered into a new Senior Credit Facility and utilized a portion of the proceeds to refinance former indebtedness (the “Refinancing”).  On April 6, 2011, the Company completed an Initial Public Offering (the “IPO”) of 25.875 million shares of Class A common stock at a public offering price of $16.00 per share.  During the fourth quarter, certain of the Company’s stockholders completed a Secondary Offering of 23 million shares of Class A common stock (the “Secondary Offering”).

In addition to presenting the Company’s financial results in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting results on an “adjusted” basis to exclude the impact of certain expenses related to the Refinancing, the IPO, the Secondary Offering, and executive severance.

Fourth Quarter Performance

For the fourth quarter of 2011, the Company reported consolidated revenue of $509.6 million, an increase of 16.9% over consolidated revenue of $435.8 million for the fourth quarter of 2010.  Revenue increased in each of the Company’s segments: retail by 16.9%, franchise by 17.6%, and manufacturing/wholesale by 16.4%.  Same store sales increased 12.1% in domestic company-owned stores (including GNC.com sales), representing the Company’s 26th consecutive quarter of positive same store sales growth.  In domestic franchise locations, same store sales increased 11.4%.

Adjusted EBITDA, which the Company defines as net income before interest, income taxes, depreciation, amortization, sponsor obligation payments, executive severance, and transaction related costs, for the fourth quarter of 2011 was $82.5 million, a $24.9 million, or 43.3%, increase over adjusted EBITDA of $57.6 million for the fourth quarter of 2010.  Adjusted EBITDA was 16.2% of revenue for the fourth quarter of 2011, compared to 13.2% for the fourth quarter of 2010.

For the fourth quarter of 2011, the Company reported net income of $37.7 million, compared to $18.8 million for the fourth quarter of 2010.  Net income for the fourth quarter of 2011 included $0.5 million of pre-tax expenses associated with the Secondary Offering.  Excluding these expenses, adjusted net income for the fourth quarter of 2011 was $38.3 million, a $20.3 million or 113.3% increase from adjusted net income of $17.9 million for the fourth quarter of 2010.  Diluted earnings per share, also adjusted for the Secondary Offering expenses, were $0.35 for the fourth quarter of 2011.

Joe Fortunato, President & CEO, said, “We’re very pleased with our performance in 2011.  This is a testament to the strength of our global brand, which represents quality, integrity and innovation.  These traits resonate with consumers in many ways.  Our domestic retail business delivered our 26th consecutive quarter of positive same store sales fueled by accelerating trends and market share gains in our core categories, the continued success of new product innovation, and the ongoing substantial growth in GNC.com.  In addition, we are succeeding with other brand extension channels including PetSmart, Sam’s Club and contract manufacturing.  We see significant additional domestic and international expansion opportunities and are positioned for long term growth, supported by our global brand presence.”

Quarterly Dividend, Share Repurchase Program

The Company’s Board of Directors has authorized and declared a cash dividend of $0.11 per share of its common stock for the first quarter of 2012, payable on or about March 30, 2012 to stockholders of record at the close of business on March 15, 2012.  The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s Board of Directors.

In December 2011, the Company announced a share repurchase program, with the intent of mitigating dilution associated primarily with the exercise of employee stock options.  Under the program, which was largely completed in December 2011 and concluded in January 2012, the Company repurchased 2.4 million shares for an aggregate purchase price of $67.5 million.  At the conclusion of the program diluted shares outstanding were approximately 107.3 million.  In an effort to continue to offset the dilutive effect of stock option exercises, in February 2012 the Company’s Board of Directors extended the repurchase program for up to an additional 1 million shares over the forthcoming year.

Fourth Quarter Segment Operating Performance

For the fourth quarter of 2011, retail segment revenue grew 16.9% to $365.3 million, compared to $312.5 million for the fourth quarter of 2010, driven primarily by a 12.1% domestic same store sales increase, including 35.1% growth in GNC.com revenue, the addition of LuckyVitamin.com (acquired August 31, 2011) and 129 net new stores from the end of the fourth quarter of 2010.   Operating income increased by 56.9%, from $34.6 million to $54.3 million, and was 14.9% of segment revenue for the fourth quarter 2011 compared to 11.1% for the fourth quarter of 2010.  The increase in operating income percentage was driven by gross margin improvement and expense leverage on the same store sales increase in occupancy and payroll.

For the fourth quarter of 2011, franchise segment revenue grew 17.6% to $83.7 million, compared to $71.2 million for the fourth quarter of 2010, driven primarily by increased wholesale sales and royalty income in both domestic and international franchise operations.  Operating income increased 20.1%, from $23.3 million to $28.0 million, and was 33.4% of segment revenue for the fourth quarter of 2011 compared to 32.7% for the fourth quarter of 2010.  The increase in operating income percentage in the quarter was driven by a higher gross product margin percentage on wholesale sales.

For the fourth quarter of 2011, manufacturing/wholesale segment revenue, excluding intersegment revenue, grew 16.4% to $60.7 million, compared to $52.1 million for the fourth quarter of 2010, driven primarily by an 11.1% increase in 3rd party manufacturing contract sales, and wholesale sales to PetSmart and Sam’s Club.  Operating income increased 16.0% from $18.3 million to $21.2 million and was 35.0% of segment revenue for the fourth quarter of 2011 compared to 35.1% for the fourth quarter of 2010.

Total operating income for the fourth quarter of 2011 was $69.5 million, a $29.5 million, or 73.5%, increase over operating income of $40.1 million for the fourth quarter of 2010.  Operating income for the fourth quarter of 2011 included $0.5 million of expenses associated with the Secondary Offering.

In the fourth quarter of 2011, the Company opened 52 net new domestic company-owned stores, 42 net new international franchise locations, 22 net new franchise store-within-a-store Rite Aid locations, 5 net new domestic franchise locations, and closed net 2 company owned and 1 franchise store in Canada.

Full Year Performance

For the full year 2011, the Company reported consolidated revenue of $2,072.2 million, an increase of 13.7% over consolidated revenue of $1,822.2 million for the full year of 2010.  Revenue increased in each of the Company’s segments: retail by 13.0%, franchise by 14.0%, and manufacturing/wholesale by 18.8%.  Same store sales increased 10.1% in domestic company-owned stores (including GNC.com sales).  In domestic franchise locations, same store sales increased 7%.

Adjusted EBITDA for the full year of 2011 was $346.7 million, an $81.8 million, or 30.9%, increase over Adjusted EBITDA of $264.9 million for the full year of 2010.  Adjusted EBITDA was 16.7% as a percentage of revenue for the full year of 2011, compared to 14.5% for the full year of 2010.

For the full year of 2011, the Company reported net income of $132.3 million, compared to $96.6 million for the full year of 2010.  Net income included expenses related to the Refinancing, the IPO, the Secondary Offering, and executive severance.  Adjusting for these expenses, sponsor obligations, and the tax impact of certain of these transactions, adjusted net income was $163.5 million, 7.9% of revenue and a 69.6% increase over full year 2010.  Diluted earnings per share, also adjusted for these items (“Adjusted EPS”), were $1.52 for the full year of 2011.

For the full year of 2011, the Company opened 131 net new domestic company-owned stores, 154 net new international franchise locations, 122 net new franchise store-within-a-store Rite Aid locations, 21 net new domestic franchise locations, and closed net 2 company owned and 1 franchise store in Canada.

For the full year of 2011, the Company generated net cash from operations of $174.7 million, incurred capital expenditures of $43.8 million, repurchased $61.6 million in common stock under the share repurchase program, used $19.8 million for the acquisition of LuckyVitamin.com, borrowed $1.2 billion under the Term Loan Facility, and used approximately $1.1 billion of these funds to redeem in full the outstanding Senior Toggle Notes, Senior Subordinated Notes, repay the 2007 Senior Credit Facility, and pay related expenses.  Additionally, the Company received net proceeds of $237.3 million from the IPO, and used the proceeds and cash on hand to, among other things, redeem all of its outstanding Class A Preferred Stock, and repay $300 million of outstanding borrowings under the Term Loan Facility.  At December 31, 2011, the Company’s cash balance was $128.4 million.

Current 2012 Outlook

The Company’s outlook for 2012 is based on current expectations and includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Below is the Company’s initial outlook for 2012 based on current expectations:

•              Consolidated revenue of approximately $2.28 billion for the full year 2012, a 10% increase over 2011 consolidated revenue of $2.07 billion.  This is based on achieving a mid-single digit domestic retail same store sales increase for the full year 2012, excluding the impact of GNC.com which in 2011 contributed approximately 140 basis points to the total reported same store sales increase of 10.1%.

•              Consolidated earnings per diluted share (“EPS”) of approximately $1.82 for the full year 2012, a 20% increase over 2011 Adjusted EPS of $1.52.  Quarterly EPS comparisons are affected by the following factors:

•            In Q1 2011, approximately 3¢ higher interest expense as a result of the pre-Refinancing debt structure.

•            In Q3 2011, approximately 2¢ non-recurring income tax benefit.

•            After these adjustments, the Company still expects Q1 2012 to be the highest EPS growth rate quarter, as a result of comparisons against the lowest 2011 same store sales growth quarter in both retail and domestic franchise segments.  The Company’s current estimate for Q1 2012 EPS is approximately $0.49.

•              Depreciation and amortization of approximately $50 million, interest expense of approximately $42 million, a tax rate of approximately 37%, and a diluted share count of approximately 107.5 million.

•              Capital expenditures of approximately $50 million.  New store expectations: approximately 125 net new domestic retail locations, 15 net new domestic franchise locations, 150 net new international franchise locations, and 50 net new GNC-Rite Aid store-within-a-store locations.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of December 31, 2011, GNC has more than 7,600 locations, of which more than 5,900 retail locations are in the United States (including 924 franchise and 2,125 Rite Aid franchise store-within-a-store locations) and franchise operations in 53 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance® and Pro Performance® AMP, and under nationally recognized third party brands.

Conference Call

GNC has scheduled a conference call and webcast to report its fourth quarter 2011 financial results on Thursday, February 16, 2012 at 9:00 am EST.  To listen to this call, dial 1-800-591-6945 inside the U.S. and

1-617-614-4911 outside the U.S.  The conference identification number for all participants is 33169715.   A webcast of the call will also be available on www.gnc.com - via the Investor Relations section under “About GNC” - through March 17, 2012.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the prospectus that is contained in our registration statement on Form S-1 (File No. 333-176721) filed with the Securities and Exchange Commission.

Management has included non-GAAP financial measures in this press release because it believes they represent a more effective means by which to measure the Company’s operating performance. We use adjusted EBITDA to evaluate our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view adjusted EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes. Management also believes that adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)

Revenue	$509,608	$435,759	$2,072,179	$1,822,168
Cost of sales, including cost of warehousing, distribution and occupancy	325,438	286,047	1,318,346	1,179,886

Gross profit	184,170	149,712	753,833	642,282

Compensation and related benefits (a)	72,257	69,129	291,268	273,797
Advertising and promotion	12,893	11,277	52,924	51,707
Other selling, general and administrative	28,947	25,411	113,477	100,687
Foreign currency loss (gain)	15	(147)	121	(296)
Transaction and strategic alternative related costs (b)	537	3,981	13,536	3,981
Operating income	69,521	40,061	282,507	212,406

Interest expense, net	10,386	16,194	74,903	65,376

Income before income taxes	59,135	23,867	207,604	147,030

Income tax expense	21,392	5,041	75,271	50,463

Net income	$37,743	$18,826	$132,333	$96,567

Income per share - Basic and Diluted:

Net income	$37,743	$18,826	$132,333	$96,567
Preferred stock dividends	—	(5,344)	(4,726)	(20,606)
Net income available to common stockholders	$37,743	$13,482	$127,607	$75,961

Earnings per share:
Basic.	$0.36	$0.15	$1.27	$0.87
Diluted	$0.35	$0.15	$1.24	$0.85

Weighted average common shares outstanding:
Basic	106,309	87,367	100,261	87,339
Diluted	109,116	88,719	103,010	88,917

(a) Includes $3.5 million of executive severance for the year ended December 31, 2011.

(b) Expenses related to the IPO, the Secondary Offering, and other strategic alternative related costs.

The following table provides a reconciliation of net income to adjusted EBITDA determined in accordance with GAAP for each respective period:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)
	(unaudited)
Net income	$37,743	$18,826	$132,333	$96,567
Interest expense, net	10,386	16,194	74,903	65,376
Income tax expense	21,392	5,041	75,271	50,463
Depreciation and amortization	12,446	13,139	46,790	46,993
Transaction and strategic alternative related costs (b)	537	3,981	13,536	3,981
Executive severance	—	—	3,470	—
Sponsor obligations	—	375	375	1,500
Adjusted EBITDA	$82,504	$57,556	$346,678	$264,880

(b) Expenses related to the IPO, the Secondary Offering, and other strategic alternative related costs.

The following table provides a reconciliation of net income and EPS to adjusted net income and adjusted EPS for each respective period:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	(in thousands)
	(unaudited)
Net Income	$37,743	$18,826	$132,333	$96,567
Transaction and strategic alternative related costs (b)	537	3,981	13,536	3,981
Executive severance	—	—	3,470	—
Interest expense	—	—	28,099	—
Sponsor obligations	—	375	375	1,500
Tax effect	—	(5,232)	(14,275)	(5,648)
Adjusted net income	$38,280	$17,950	$163,538	$96,400

Adjusted Income per share - Basic and Diluted:
Adjusted Net income	$38,280	$17,950	$163,538	$96,400
Preferred stock dividends (c)	—	(5,344)	—	(20,606)
Net income available to common stockholders	$38,280	$12,606	$163,538	$75,794

Basic	$0.36	$0.14	$1.56	$0.87
Diluted	$0.35	$0.14	$1.52	$0.85

Adjusted weighted average common shares outstanding (d):
Basic	106,309	87,367	104,562	87,339
Diluted	109,116	88,719	107,256	88,917

(b) Expenses related to the IPO, the Secondary Offering, and other strategic alternative related costs.

(c)  Preferred stock dividends were not subtracted for the year ended December 31, 2011, as the share count was adjusted to reflect the IPO as if it had occurred on January 1, 2011.

(d)  Weighted average shares outstanding were adjusted to reflect shares issued at IPO as if it had occurred on January 1, 2011.

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$128,438	$193,902
Receivables, net	114,190	102,874
Inventories	423,610	381,949
Prepaids and other current assets	38,777	40,569
Total current assets	705,015	719,294

Long-term assets:
Goodwill, brands and other intangibles, net	1,507,466	1,492,465
Property, plant and equipment, net	198,171	193,428
Other long-term assets	18,935	19,896
Total long-term assets	1,724,572	1,705,789

Total assets	$2,429,587	$2,425,083

Current liabilities:
Accounts payable	$124,416	$98,662
Current portion, long-term debt	1,592	28,070
Other current liabilities	104,525	108,093
Total current liabilities	230,533	234,825

Long-term liabilities:
Long-term debt	899,950	1,030,429
Other long-term liabilities	320,642	321,965
Total long-term liabilities	1,220,592	1,352,394

Total liabilities	1,451,125	1,587,219

Preferred stock	—	218,381

Total stockholders’ equity	978,462	619,483

Total liabilities and stockholders’ equity	$2,429,587	$2,425,083

GNC HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$132,333	$96,567
Adjustments to reconcile net income to net cash provided by operating activities:
Early extinguishment of debt	19,855	—
Depreciation and amortization expense	46,790	46,993
Amortization of debt costs	2,756	4,694
Non-cash stock based compensation	3,932	3,169
Other	14,070	8,118
Changes in:
Receivables	(13,155)	(9,620)
Inventory	(56,919)	(26,324)
Accounts payable	23,243	2,705
Other working capital	1,769	15,198
Net cash provided by operating activities	174,674	141,500

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(43,817)	(32,522)
Acquisition of Lucky Vitamin	(19,840)	—
Other	(1,887)	(3,551)
Net cash used in investing activities	(65,544)	(36,073)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(1,355,973)	(1,721)
Purchase of treasury stock	(61,634)	—
Repurchase of Class A Preferred Stock	(223,107)	—
Proceeds from sale of Class A Common Stock	237,253	233
Proceeds from issuance of long-term debt	1,196,200	—
Other	33,613	—
Net cash used in financing activities	(173,648)	(1,488)

Effect of exchange rate on cash	(946)	15
Net (decrease) increase in cash	(65,464)	103,954
Beginning balance, cash	193,902	89,948
Ending balance, cash	$128,438	$193,902

Segment Financial Data and Store Counts (unaudited)

Retail Segment — Company-owned stores in the U.S. and Canada as well as e-commerce

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2011	2010	2011	2010
	(unaudited)
Revenue	$365,256	$312,460	$1,518,494	$1,344,358
Comp store sales - domestic, including e-commerce	12.1%	5.8%	10.1%	5.6%
Operating Income	$54,333	$34,625	$243,506	$181,873
% Revenue	14.9%	11.1%	16.0%	13.5%

Franchise Segment — Franchise-operated domestic and international locations

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2011	2010	2011	2010
	(unaudited)
Domestic	$48,401	$41,765	$207,341	$185,881
International	35,295	29,418	127,451	107,668

Total revenue	$83,696	$71,183	$334,792	$293,549
Operating income	$27,970	$23,291	$111,261	$93,821
% Revenue	33.4%	32.7%	33.2%	32.0%

Manufacturing/Wholesale Segment - Third-party contract manufacturing; wholesale and consignment sales with Rite Aid, PetSmart, Sam’s Club and www.drugstore.com

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2011	2010	2011	2010
	(unaudited)
Revenue	$60,656	$52,116	$218,893	$184,261
Operating income	$21,202	$18,281	$82,185	$69,421
% Revenue	35.0%	35.1%	37.5%	37.7%

Consolidated unallocated costs (e)

	Three months ended		Year ended
	December 31,		December 31,
$ in thousands	2011	2010	2011	2010
	(unaudited)
Warehousing and distribution costs	$(14,962)	$(13,533)	$(60,539)	$(54,983)
Corporate costs (f)	$(18,485)	$(18,622)	$(80,370)	$(73,745)
Transaction related costs	$(537)	$(3,981)	$(13,536)	$(3,981)

(e)          Part of consolidated operating income.

(f)            Includes $3.5 million of executive severance for the year ended December 31, 2011.

	Year ended December 31, 2011
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,917	903	1,437	2,003	7,260
Store openings (1)	175	63	195	127	560
Store closings	(46)	(42)	(42)	(5)	(135)
End of period balance	3,046	924	1,590	2,125	7,685

	Year ended December 31, 2010
	Company-	Franchised stores
	owned (2)	Domestic	International	Rite Aid	Total
Beginning of period balance	2,832	909	1,307	1,869	6,917
Store openings (1)	125	42	232	150	549
Store closings	(40)	(48)	(102)	(16)	(206)
End of period balance	2,917	903	1,437	2,003	7,260

(1) openings include new stores and corporate/franchise conversion activity

(2) including Canada

Contacts:

Investors:                                          Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029, or

Dennis Magulick, Senior Director Treasury & Investor Relations

(412) 288-4632

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/